SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                                Amendment No. | 20 |

                              Insignia Systems Inc.
                                (Name of Issuer)


                                 Common Shares
                         (Title of Class of Securities)


                                  45765Y-10-5
                                 (CUSIP Number)


                                  May 31, 2005
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45765Y-10-5                    13G/A                 Page 2 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Capital Management, Inc.  41-1501962
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Minnesota

________________________________________________________________________________
              	5.   SOLE VOTING POWER

                   	       399,100
NUMBER OF     _________________________________________________________________
SHARES        	6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      0
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   	         997,742
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     997,742
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IA
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 45765Y-10-5                    13G/A                 Page 3 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Opportunity Fund 13-3682185
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Massachusetts Business Trust

________________________________________________________________________________
              	5.   SOLE VOTING POWER

                   	       725,000
NUMBER OF     _________________________________________________________________
SHARES        	6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      0
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   	         725,000
              _________________________________________________________________
             	   8.   SHARED DISPOSITIVE POWER

                   	          0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     725,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     IC
________________________________________________________________________________











                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

     Insignia Systems, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

     6470 Sycamore Court North
     Maple Grove, MN  55369

Item 2(a)  Name of Person Filing:

     Perkins Capital Management, Inc. and the Perkins Opportunity Fund

Item 2(b)  Address of Principal Business Office or, if None, Residence:

     730 East Lake Street
     Wayzata, MN  55391


Item 2(a)  Citizenship:

     State of Minnesota for PCM and the Perkins Opportunity Fund is a Massachusetts business trust.

Item 2(d)  Title of Class of Securities:

     Common Shares

Item 2(e)  CUSIP Number:

     45765Y-10-5


Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);
     (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);
     (e)  [X]  An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
               (ii)(E);
     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Section 240. 13d-1(b)(1)(ii)(F);
     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Section 240. 13d-1(b)(1)(ii)(G);
     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);
     (j)  [_]  Group, in accordance with Section 240. 13d-1(b)(1)(ii)(J).
     If this statement is filed pursuant to Section 240 13d-1(c), check this box. [ ]







Item 4. Ownership.

     (a)  Amount beneficially owned:

          1,710,242 shares (includes 997,742 shares held by clients of Perkins Capital Management, Inc. and 725,000 shares held by The Perkins Opportunity Fund)

     (b)  Percent of class:

          11.5% (includes 6.7% held for clients of Perkins Capital Management, Inc. and 4.8% held in the Perkins Opportunity Fund)

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               1,124,100 shares (includes 399,100 shares held by clients of Perkins Capital Management, Inc. and 725,000 shares held by The Perkins Opportunity Fund)

          (ii) Shared power to vote or to direct the vote

               0

         (iii) Sole power to dispose or to direct the disposition of

               1,710,242 shares (includes 997,742 shares held by clients of
                Perkins Capital Management, Inc. and 725,000 shares held by
               The Perkins Opportunity Fund)

          (iv) Shared power to dispose or to direct the disposition of

               0


Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].
        The Perkins Opportunity Fund now holds only 4.8% of the shares outstanding due to an increase in the shares outstanding.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a











Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  June 8, 2005                                  June 8, 2005
----------------------------                      -----------------------------
         (Date)                                               (Date)



/s/Daniel S. Perkins		     /s/Richard C. Perkins
----------------------------                       -----------------------------
       (Signature)                                         (Signature)

    Daniel S. Perkins                           Richard C. Perkins
Exec. VP/Fund Port. Manager      Exec. VP/Portfolio Manager
------------------------------                     -----------------------------
         (Name/Title)                                     (Name/Title)